THE DREYFUS/LAUREL FUNDS TRUST

       AMENDMENT NO. 8 TO THE SECOND AMENDED AND RESTATED
               AGREEMENT AND DECLARATION OF TRUST


     The undersigned, the Vice President of The Dreyfus/Laurel Funds Trust (the "Trust"), does hereby certify that, pursuant to Article VII, Section 7.3 of the Trust's Second Amended and Restated Agreement and Declaration of Trust dated December 9, 1992, as amended (the "Trust Instrument"), the following votes were duly adopted by at least a majority of the Trustees of the Trust at a meeting held on July 29, 1999, at which meeting a quorum was present and acting throughout.


WHEREAS: The Trustees of the Trust have heretofore established the following
         Classes of shares of the following respective Series of the Trust:

               Dreyfus Premier Core Value Fund, Class A
               Dreyfus Premier Core Value Fund, Class B
               Dreyfus Premier Core Value Fund, Class C
               Dreyfus Premier Core Value Fund, Class R
               Dreyfus Premier Core Value Fund, Institutional Class Dreyfus Premier Limited Term High Income Fund, Class A Dreyfus Premier Limited Term High Income Fund, Class B Dreyfus Premier Limited Term High Income Fund, Class C Dreyfus Premier Limited Term High Income Fund, Class R Dreyfus Premier Managed Income Fund, Class A
               Dreyfus Premier Managed Income Fund, Class B
               Dreyfus Premier Managed Income Fund, Class C
               Dreyfus Premier Managed Income Fund, Class R

IT IS
HEREBY
VOTED: Pursuant to the authority expressly vested in the Trustees of the Trust by Article IV, Section 4.1 of the Trust Instrument, the Trustees hereby establish and designate the following Class of shares, unlimited in number, of Dreyfus Premier Core Value Fund effective August 14, 1999:

          Dreyfus Premier Core Value Fund, Class T

FURTHER
VOTED: The Class T shares of Dreyfus Premier Core Value Fund, effective, August 16, 1999, shall have all of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as set forth in the Trust Instrument, except for certain differences attributable to such Class as described in the Trust's Rule 18f-3 Plan.

FURTHER
VOTED: The assets of the Trust attributable to Institutional Class, Class A, Class B, Class C, Class R and Class T shares of Dreyfus Premier
          Core Value Fund shall be invested in the same investment portfolio of such Series of the Trust, and the proceeds of the redemption of a share (including a fractional share) of such Series of the Trust to be paid to the holder thereof shall be reduced by the amount of any contingent deferred sales charge payable on such redemption pursuant to the terms of issuance of such share.

FURTHER
VOTED: Any officer of the Trust be, and each of them hereby is, authorized to prepare, execute, seal and deliver any and all documents, instruments, certificates, papers and writings; to file the same with any public official including, without limitation, the Secretary of State of The Commonwealth of Massachusetts and the Boston City Clerk; and to do any and all other acts, in the name of the Trust or on its behalf, as may be necessary or advisable in connection with or in furtherance of the foregoing resolutions.


     IN WITNESS WHEREOF, the undersigned has hereunto set his or her hand this 9th day of August 1999.



     /s/  Stephanie D. Pierce
     Name: Stephanie D. Pierce
     Title:    Vice President